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                                                                    EXHIBIT 10.1


                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (the "AGREEMENT") is made as of September 18, 2003, by and between Spanish Broadcasting System, Inc., a Delaware corporation ("SELLER"), and Border Media Partners, LLC, a Delaware limited liability company ("BUYER").

                                   WITNESSETH

         WHEREAS, KLEY Licensing, Inc. ("KLEYLI"), a Delaware corporation, is the licensee of radio broadcast station KLEY-FM, Floresville, Texas and KSAH Licensing, Inc. ("KSAHLI"), a Delaware corporation, is the licensee of KSAH
(AM), Universal City, Texas (each of KLEY-FM and KSAH (AM) individually a "STATION" and together, the "STATIONS" and each of SBS-SA and KSAHLI individually a "LICENSEE" and together, the "LICENSEES") pursuant to certain licenses, permits, authorizations and approvals issued by the Federal Communications Commission (the "FCC"); and

         WHEREAS, Licensees are wholly owned subsidiaries of Seller; and

         WHEREAS, subject to the terms and conditions set forth herein, (i) Seller and Licensees desire to assign to Buyer and Buyer desires to acquire from Seller and Licensees, the FCC Authorizations (as hereinafter defined) and (ii) Seller desires to convey to Buyer, and Buyer desires to acquire from Seller, the businesses of the Stations and their related tangible and intangible assets and properties used principally in connection with the operation of the Stations; and

         WHEREAS, the FCC Authorizations may not be assigned to Buyer without the prior written consent of the FCC;

         NOW, THEREFORE, taking the foregoing into account, and in consideration of the mutual covenants and agreements set forth herein, the parties, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I

                                SALE AND PURCHASE

         Section 1.1 Station Assets. Subject to and in reliance upon the representations, warranties and agreements herein set forth, and subject to the terms

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and conditions herein contained, Seller and, where appropriate, Licensees shall grant, convey, sell, assign, transfer and deliver to Buyer on the Closing Date (as hereinafter defined), all of Seller's and, where appropriate Licensees, rights, title and interest in and to the following assets, properties and rights used principally in connection with the business or operation of the Stations (collectively, the "STATION ASSETS"):

                  (a) Licenses and Authorizations. All of the licenses, permits and other authorizations issued by the FCC to Seller or Licensees for or in connection with the operation of the Stations (the "FCC AUTHORIZATIONS"), including without limitation those listed or described in SCHEDULE 1.1 (A) attached hereto, and all applications therefor, together with any renewals, extensions or modifications thereof and additions thereto.

                  (b) Tangible Personal Property. All equipment, electrical devices, antennas, cables, vehicles, furniture, fixtures, improvements, office materials and supplies, office equipment, hardware, tools, spare parts, and other tangible personal property of every kind and description, if any, used principally in the business or operations of the Stations, including without limitation those items listed or described in SCHEDULE 1.1(B); to the extent not included in the Real Property hereinafter defined, towers, transmitter facilities, transmitter building furniture and equipment, antennas, main and backup transmitters and generators, if any, STLs; and any additions and improvements between the date of this Agreement and the Closing Date (collectively, "TANGIBLE PERSONAL PROPERTY").

                  (c) Real Property. All interests of Seller as of the date of this Agreement in all land, leaseholds, licenses, rights-of-way, easements and other interests of every kind and description in and to all of the real property and buildings, towers, transmitters, antennas, fixtures and improvements thereon, used principally in connection with the business or operation of the Stations, including without limitation those listed and described on SCHEDULE 1.1(C) attached hereto, and any additions and improvements thereto between the date of this Agreement and the Closing Date (collectively, the "REAL PROPERTY").

                  (d) Files and Records. All FCC logs and other records that relate to the business or operation of the Stations, and all files and other records of Seller relating to the business or operation of the Station (other than duplicate copies of such files ("DUPLICATE RECORDS")) including without limitation engineering data, sales records and other sales and traffic information.


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                  (e)      Intangible Assets. All of Seller's assignable rights
in and to the intangible assets used principally in connection with the business or operation of the Stations, including without limitation those listed in
SCHEDULE 1.1 (E) attached hereto and all other Station patents, service marks, copyrights, franchises, software, licenses (other than FCC Authorizations), trademarks, trade names, station names, call signs or letters, jingles, slogans, logotypes and other intellectual property owned, used, or held for use by Seller in connection with the business or operations of the Stations (including any and all common law rights, applications, registrations, extensions and renewals relating thereto) and all goodwill associated therewith (collectively, the "INTANGIBLE ASSETS").

                  (f) Prepaid Items. All advance payments to Seller by advertisers for advertising that would run after the Closing Date and other advance payments by third parties for services to be provided by or for the Stations after the Closing Date.

                  (g) Station Agreements. All leases, contracts and agreements listed or described in SCHEDULE 1.1 (G), any other contracts and agreements pertaining to the Stations (whether identified prior to the execution of his Agreement or subsequently) that Buyer specifically agrees in writing to assume in its sole discretion, and any additional contracts or agreements executed and delivered, if written, or entered into orally, if oral, by Seller between the date hereof and the Closing Date that Buyer specifically agrees in writing to assume in its sole discretion (collectively, the "ASSUMED CONTRACTS").

                  (h) Third-Party Claims. Except (a) for claims relating to taxes, (b) as otherwise provided in SCHEDULE 1.1(H), or (c) for reimbursement of payments already made by Seller, all rights and claims of Seller against third parties relating to the Station Assets.

                  (i) Other Assets. All other assets of Seller used principally in connection with the business or operation of the Stations, other than the Excluded Assets (as hereinafter defined).

         Section 1.2 Excluded Assets. The following assets are expressly excluded from the Station's assets to be purchased and sold (collectively, the "EXCLUDED ASSETS"):

                  (a) Cash on hand as of the Closing Date other than the amounts described in Section 1.1 (f);


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                  (b)      Deposit accounts as of the Closing Date;

                  (c) Accounts receivable of Seller accruing prior to the Closing Date (the "SELLER ACCOUNTS RECEIVABLE");

                  (d) Contracts, agreements and leases other than those specified in Section 1.1(g).

                  (e) Any asset of Seller, real or personal, owned or leased, not used principally in connection with the business or operation of the Stations;

                  (f) Seller's corporate books and records related to internal corporate matters and financial relationships not primarily related to the Stations;

                  (g) Any pension or other employee benefit plans of Seller;

                  (h)      Claims of Seller that accrue under this Agreement;
and

                  (i) Any other assets specifically excluded from the Station Assets under this Agreement.

         Section 1.3 Liabilities.

                  (a) The Station Assets shall be sold and conveyed to Buyer by instruments of conveyance in form reasonably satisfactory to Buyer and free and clear of all mortgages, liens, deeds of trust, security interests, pledges, restrictions, prior assignments, charges, claims, and encumbrances of any kind or type whatsoever (collectively, "LIENS") except: (i) Liens for real estate taxes not yet due and payable for which Buyer receives a Purchase Price adjustment under Section 1.7; and (ii) the post-Closing obligations of Seller which Buyer will assume under the Assumed Contracts ((i) and (ii) collectively, the "PERMITTED ENCUMBRANCES").

                  (b) Unless specifically assumed by Buyer as of the Closing Date, Buyer will assume and agree to pay for, discharge and perform insofar as they relate to the time period on and after the Closing Date, and arise out of events occurring on or after the Closing Date, all the obligations and liabilities of Seller under the Assumed Contracts. Otherwise, Buyer shall not assume or be liable for, and does not undertake to attempt to, assume or discharge: (i) any liability or obligation of Seller arising out of or relating to any contract, lease agreement, or instrument; (ii) any


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liability or obligation of Seller arising out of or relating to any employee benefit plan or otherwise relating to employment (all employment obligations shall be brought current by Seller as of the Closing Date, including the payment of all accrued benefits and severance pay and all bonuses, whether or not such benefits or bonuses are due as of the Closing Date); (iii) any liability or obligation of Seller arising out of or relating to any litigation, proceeding or claim (whether or not such litigation, proceeding or claim is pending, threatened or asserted before, on or after the Closing Date); (iv) any other liabilities, obligations, debts or commitments of Seller whatsoever, whether accrued now or hereafter, whether fixed or contingent, whether known or unknown; or (v) any claims asserted against either Station or any of the Station Assets relating to any event (whether act or omission) occurring prior to the Closing Date including, without limitation, the payment of all taxes.

                  (c) Buyer shall in no event assume any liability or obligation arising (i) from the assignment to Buyer of any contract, lease or agreement in violation of its terms or (ii) from any other breach or default by Seller upon or prior to Closing under any contract, lease or agreement.

                  (d) Seller retains and shall hereafter pay, satisfy, discharge, perform and fulfill all obligations and liabilities not expressly assumed by Buyer hereunder as they become due, without any charge or cost to Buyer, and Seller agrees to indemnify and hold Buyer and its successors and assigns harmless from and against any and all such liabilities in accordance with the terms of Article IX.

         Section 1.4 Purchase Price.

                  (a) Purchase Price. The purchase price to be paid for the Station Assets will be an amount equal to the sum of TWENTY FOUR MILLION, FOUR HUNDRED THOUSAND DOLLARS ($24,400,000.00), subject to any adjustments hereinafter described (the "Purchase Price").

                  (b) Method of Payment. Upon Closing, the Purchase Price shall be paid by Buyer in immediately available funds. Seller shall provide Buyer wire transfer instructions not less than five days prior to the Closing Date.

                  (c) Allocation of Purchase Price. Buyer and Seller will allocate the Purchase Price in accordance with the respective fair market value of the Station Assets and the goodwill being purchased and sold in accordance with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"). The allocation shall be determined by mutual agreement of the parties within ninety (90) days of the Closing Date. Buyer and Seller each further agrees to file its federal income tax returns and its other tax returns reflecting such allocation.

         Section 1.5 Escrow Deposit. Buyer will fund an escrow deposit (the "Deposit") with Americom Radio Brokers, Inc. ("Escrow Agent") in accordance with the terms of an Escrow Agreement between the parties to be executed on the date hereof and attached as Schedule 1.5 and to be funded by Buyer as set forth in the Escrow Agreement. The Deposit shall be paid to Seller on the Closing Date and shall be credited against the Purchase Price. Any interest accrued on the Deposit shall be paid to Buyer on the Closing Date. If Closing does not take place due to the material breach of Seller and Buyer is not then in material breach, the Deposit and interest shall be paid to Buyer; if Closing does not take place due to the material breach of Buyer, and Seller is not then in material breach, Seller shall be entitled to liquidated damages of ONE MILLION, ONE HUNDRED FIFTY THOUSAND DOLLARS ($1,150,000) in accordance with Section 10.4.

         Section 1.6 Closing. The consummation of the sale and purchase of the Station Assets provided for in this Agreement (the "Closing") shall take place:
(i) at a date, time and location designated by Buyer that is no later than fifteen (15) days after the date(s) of the public notices by the FCC announcing the initial grants of the Applications for the Stations (as defined in Section 4.11) or (ii) if the satisfaction or waiver of the last of the closing conditions required to be satisfied or waived pursuant to Articles VI and VII has not occurred as of five (5) business days after the date of the FCC Consent (as defined in Section 4.11), the Agreement has not been terminated, and Buyer is otherwise prepared to close, then at a date, time and location designated by Buyer that is within five (5) business days of the last such satisfaction or waiver. The date on which the Closing is to occur is referred to herein as the "CLOSING DATE."

         Section 1.7 Proration of Expenses.

                  1.7.1 All pre-paid expenses and deposits, and all expenses for which liability has accrued but whose payment is not yet due as of the Closing Date, including without limitation (i) such expenses in connection with the Station Agreements, (ii) rents and deposits, (iii) utility deposits and charges, including electricity, water and sewer charges, (iv) business and license fees, including any retroactive adjustments thereof, (v) property and equipment rentals, (vi) applicable copyright or other fees, (vii) sales and service charges, (viii) real and personal property taxes in connection with the Station Assets, (ix) operating expenses, and (x) similar prepaid and deferred items, and all revenues arising from the operation of the

Station shall be pro-rated and adjusted between Buyer and Seller in accordance with the principle that Seller shall receive all revenues, and shall be responsible for all expenses, costs, and liabilities allocable to the conduct of the business or operations of the Station up to 11:59 p.m. on the day before the Closing Date. Seller's prepaid expenses shall only be incurred in the Ordinary Course of Business (as defined in Section 4.1(d)). All prorations shall be made in accordance with generally accepted accounting principles. Notwithstanding the foregoing, there shall be no adjustment for, and Seller shall remain solely liable with respect to, any contract, obligation or liability other than the Assumed Contracts.

                  1.7.2 At the conclusion of ninety (90) days from and after the Closing Date, a final adjustment of the items to be pro-rated between Buyer and Seller pursuant to Section 1.7.1 shall be made. In the event of any disputes between the parties as to such prorations, the amounts not in dispute shall nonetheless be paid at the time provided herein and such disputes shall be determined by an independent certified public accountant mutually acceptable to the parties, and the fees and expenses of such accountant shall be paid one-half by Seller and one-half by Buyer.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer as follows. As of the Closing Date, such representations and warranties shall be made in accordance with
Section 7.1 of this Agreement.

         Section 2.1 Status. Seller and Licensees are corporations, duly organized, validly existing and in good standing under the laws of the jurisdictions of their organization (as first set forth above). Seller and Licensees are duly qualified to do business and are in good standing in such states in which the failure to so qualify would have a material adverse effect on the business of the Stations. Seller and Licensees have the requisite power to carry on the business of the Stations as it is now being conducted and to own and operate the Stations, and Seller has the requisite power to enter into and complete the transactions contemplated by this Agreement (the "SUBJECT TRANSACTIONS").

         Section 2.2 Authority. All actions necessary to be taken by or on the part of Seller and Licensees in connection with the Subject Transactions have been duly and validly taken, and this Agreement has been duly and validly authorized,

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

executed, and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

         Section 2.3 No Conflict. The execution, delivery and performance of this Agreement and the consummation of the Subject Transactions will not (a) conflict with or violate the organizational documents of Seller or Licensees;
(b) conflict with or violate or result in any breach of or any default under, result in any termination or modification of, or cause any acceleration of any obligation under, any contract to which any of Seller or Licensees is a party or by which any is bound, or by which the Stations or any of the Station Assets maybe affected, or result in the creation of any Lien upon any of the Station Assets; or (c) violate any judgment, decree, order, statute, law, rule or regulation applicable to Seller, Licensees, the Stations or any of the Station Assets.

         Section 2.4 No Breach. Except as disclosed in SCHEDULE 2.4, neither Seller nor any of the Licensees is in violation or breach of any of the terms, conditions or provisions of any contract, or any court order, judgment, arbitration award, or decree relating to or affecting the Stations or the Station Assets to which Seller or either Licensee is a party or by which it is bound.

         Section 2.5 Liabilities. Neither Seller nor any of the Licensees has liabilities or obligations relating to the Stations or the Station Assets that could create a lien on any of the Stations or the Station Assets, except as set forth on SCHEDULE 2.5.

         Section 2.6 Taxes. Seller and/or Licensees have timely filed all applicable federal, state, local and foreign tax returns required to be filed and, to Seller's knowledge, has paid all taxes, interest, and penalties required to have been paid with respect to or involving the Station or the Station Assets. Neither Seller nor either of the Licensees has been advised that they are subject to any tax liens or that any of its returns, federal, state, local or foreign, have been or are being audited.

         Section 2.7 Licenses. The Licensees are, and as of the Closing Date will be, the holders of the FCC Authorizations listed and described on SCHEDULE
1.1 (A). Complete copies of the FCC Authorizations have been delivered to Buyer. Such FCC Authorizations constitute all of the licenses, authorizations and approvals required under the Communications Act of 1934, as amended (the "COMMUNICATIONS ACT"), or the rules, regulations and written decisions and policies of the FCC (collectively with the Communications Act, the "FCC RULES") for and used in connection with the operation of the Stations. To Seller's knowledge, the

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FCC Authorizations have not been revoked, suspended, canceled, rescinded or terminated and have not expired. Seller has no reason to believe that the FCC Authorizations will not be renewed in the ordinary course. The expiration dates for the FCC Authorizations are listed on SCHEDULE 1.1 (A). To Seller's best knowledge, there is not pending or threatened any action by or before the FCC to revoke, suspend, cancel, rescind or modify materially any of the FCC Authorizations (other than proceedings to amend FCC rules of general applicability), and to Seller's best knowledge there is not now issued or outstanding or pending or threatened, by or before the FCC, any order to show cause, notice of violation, notice of apparent liability, or notice of forfeiture or complaint against Seller, any of the Licensees, or the Stations. Seller shall notify Buyer in writing of any such action, order, notice or complaint and Seller and Licensees will take all reasonable measures to contest in good faith or seek removal or rescission of any such action, order, notice or complaint. The Stations are operating at their licensed power levels and antenna heights and Seller, the Licensees, and the Stations are in compliance with the FCC Authorizations and the FCC Rules, except as noted in SCHEDULE 1.1(A).

         Section 2.8 Additional FCC Matters.

                  Except as noted in SCHEDULE 1.1(A):

                  (a)      Except for material omissions noted in SCHEDULE 1.1
(A), all reports and filings required to be filed with the FCC by Seller or the Licensees with respect to the Stations have been timely filed. Except for material omissions noted in SCHEDULE 1.1 (A), all such reports and filings are materially accurate and complete. Licensees maintain public files and main studios for the Stations in compliance with FCC Rules. Where an FCC Authorization is required, Licensees are operating only those facilities for which an appropriate FCC Authorization has been obtained and is in effect, and Licensees are meeting the conditions of each such FCC Authorization in all material respects.

                  (b) Seller and Licensees are in compliance with all requirements of the FCC Rules, the Federal Aviation Administration, and any other applicable federal, state or local ordinance. All towers used in the operation of the Stations are registered with the FCC unless such towers are not required by FCC Rules to be so registered.

                  (c) To Seller's best knowledge, the operation of the Stations does not cause or result in exposure of workers or the general public to levels of radio frequency radiation in excess of the "Radio Frequency Protection Guides"


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recommended in "American National Standard Safety Levels with Respect to Human
Exposure to Radio Frequency Electromagnetic Fields 300 kHz to 100 GHz" (ANSI/IEEE C95.1-1992), issued by the American National Standards Institute, and renewal of the FCC Authorizations would not constitute a "major action" within the meaning of Section 1.1301, et seq., of the FCC Rules.

                  (d) Seller knows of no reason why the Licensees would be prohibited from assigning the FCC Authorizations to Buyer.

         Section 2.9 Station Assets. Seller will as of the Closing Date have good, valid and marketable title to all of the Station Assets, free and clear of all Liens (other than Permitted Encumbrances). Each item of Tangible Personal Property including, without limitation, all equipment and electrical devices, is in normal operating condition and repair for its age and usage, is free from material defect and damage, is functioning in the manner and for the purposes for which it was intended, has been maintained in material accordance with FCC Rules, and does not require any repairs other than normal routine maintenance. Other than as disclosed in SCHEDULE 2.4, there is no pending or threatened action, event, transaction or proceeding that could interfere with the quiet enjoyment or operation of the Station Assets by Buyer on or after the Closing Date. The Station Assets include all the personal property and assets presently used by Seller to conduct the operation of the Stations as now conducted.

         Section 2.10 Real Property. Except as disclosed in SCHEDULE 2.10: (i) the Real Property (whether owned or leased) comprises all interests in real property necessary to conduct the business or operations of the Stations as now conducted; (ii) Buyer will have on and after the Closing Date reasonable access to each of the transmitter sites for the Stations and a continuous means of ingress and egress thereto from public roads, subject to the terms of the relevant Leases; and (iii) all towers, guy wires, and guy anchors are located on the Real Property.

                  (a) Seller has good and marketable fee simple title in and to the Real Property it owns, free and clear of all Liens (except the Permitted Encumbrances).

                  (b) A list and copy of each of the leases for all leased Real Property that Seller uses in connection with the business or operation of the Stations is attached hereto as SCHEDULE 2.10(b) (the "LEASES"). The copies of the Leases are complete and correct in all material respects. Each of the Leases is in full force and effect on the terms set forth therein and has not been modified, amended or altered, in writing or otherwise except as disclosed in SCHEDULE 2.10(b). Seller is not in material default under or unless disclosed in SCHEDULE 2.10 (B) in arrears in the payment of any sum or in the performance of any obligation required of it under any of the Leases, and no circumstance presently exists which, with notice or the passage of time, or both, would give rise to a default by Seller except as such as will not materially detract from the marketability or value of the Real Property and does not impair the operations of the lessee thereof in any material respect.

                  (c) Seller's improvements upon and the use of the Real Property conform in all material respects to all applicable restrictions, restrictive covenants, building codes, fire regulations, building restrictions, and federal, state and local laws, regulations and ordinances. The Real Property is zoned for the various purposes for which it is currently being used by Seller and there are no outstanding variances or special use permits affecting the Real Property or the current uses thereof. Seller's improvements on the Real Property are in good working condition and repair for improvements of their age and usage. There is no pending, threatened or contemplated action to take by eminent domain or otherwise to condemn the Real Property. Seller has received no notice of any pending or threatened special assessment or reassessment of all or any portion of any of the Real Property. Seller has received no notice from any insurance company of any material defects or inadequacies in the Real Property or any part thereof, which would materially, adversely affect the insurability of the same or of any termination or threatened termination of any policy of insurance. Seller has not received and is not aware of any complaint against the Stations relating to their Real Property, including without limitation their towers, transmitters, antennas, transmitter buildings, or the signals broadcast or otherwise transmitted.

         Section 2.11    Environmental Matters.

                  (a) As used herein, (i) the term "ENVIRONMENTAL LAWS" shall mean any and all state, federal, and local statutes, regulations, ordinances, and the common law relating to the protection of human health and the environment, and (ii) the term "HAZARDOUS MATERIAL" shall mean any hazardous or toxic substance, material, or waste including, without limitation, those substances, materials, pollutants, contaminants and wastes listed in the United States Department of Transportation Hazardous Materials Table (49 C.F.R. Section 172.101) or by the United States Environmental Protection Agency as hazardous substances (40 C.F.R. Part 302 and amendments thereto), petroleum products (as defined in Title I to the Resource Conservation and Recovery Act, 42 U.S.C.
Section 6991-6991(i)) and their derivatives, and such other substances, materials, pollutants, contaminants and wastes as become regulated or subject to cleanup authority under any Environmental Laws.

                  (b)      Seller represents and warrants that:

                           (i)      all activities of the Seller with respect to
the Real Property have been and are being conducted in material compliance with applicable Environmental Laws concerning those activities, repairs or construction of any improvements, manufacturing processing and/or handling of any materials, and discharges to the air, soil, surface water or groundwater;

                           (ii)     Seller has no knowledge of the release or
presence of any Hazardous Material on, in, from or onto the Real Property;

                           (iii)    Seller has not generated, manufactured,
refined, transported, stored, handled, disposed of or released any Hazardous Material on the Real Property, nor has Seller or the Stations permitted the foregoing;

                           (iv)     Seller has not received any notice of any
violation of any Environmental Laws;

                           (v)      to Seller's best knowledge, no action has
been commenced or threatened regarding Seller's compliance with or liability under any Environmental Laws;

                           (vi)     to Seller's best knowledge, no tanks used
for the storage of any Hazardous Material above or below ground are present or were at any time present on or about the Real Property;

                           (vii)    no action has been commenced or threatened
regarding the presence of any Hazardous Material on or about the Real Property;

                           (viii)   to Seller's best knowledge, no Hazardous
Materials are present in any medium in the operations of the Stations (or of Seller with respect to the Stations) and/or at the Real Property in such a manner as may require investigation or remediation under any applicable law;

                           (ix)     to Seller's best knowledge, no
polychlorinated biphenyls or substances containing polychlorinated biphenyls are present on the Real Property; and

                           (x)      to Seller's best knowledge, no friable
asbestos is present in the operations of the Stations and/or on the Real
Property.

                  (c) Within thirty (30) days of execution of this Agreement, Buyer shall have the right to conduct a review or audit of the Real Property and take soil and water samples (including groundwater samples) from the Real Property, and to test and analyze those samples to determine the extent of any contamination of the soils and water (including groundwater) on or about the Real Property. If, based on the results of those inspections and/or tests, Buyer determines that the condition of any of the Real Property is unsatisfactory or if Buyer believes that its post-closing interest in any of the Real Property would expose Buyer to undue risks of government intervention or third-party liability, Buyer shall notify Seller of its determination within ten
(10) business days of Buyer's receipt of such inspection or test results. Seller shall notify Buyer within twenty (20) business days thereafter of Seller's election either to (i) remedy such unsatisfactory condition at Seller's expense or (ii) not to implement such remedy and to terminate this Agreement. In the latter case, Buyer shall have the option to withdraw its notification, in which case this Agreement shall remain in effect, or without any liability owing to Seller, to terminate this Agreement.

         Section 2.12 Absence of Litigation. Except as set forth in SCHEDULE 2.12, there is no investigation, claim, arbitration or litigation pending or threatened against, affecting or involving the Station Assets, the Stations, or the business or operation of the Stations, or the Subject Transactions, before or by any court, arbitrator or other governmental authority that could reasonably be expected to have a materially adverse effect on the business or operation of the Stations, and the Stations are not operating under or subject to an order, award, judgment, writ, decree, determination or injunction of any court, arbitrator or governmental authority.

         Section 2.13 Intellectual Property. Seller has not received any notice to the effect that its use of the Intangible Assets infringes on any intellectual property right of another. The Licensees have the right pursuant to the FCC Rules to use the call letters used by the Stations.

         Section 2.14 Contracts. Prior to the date hereof, Seller has provided Buyer with copies of the Assumed Contracts (and will promptly provide Buyer with copies of any additional agreements of which Seller becomes aware or which Seller enters into between the date hereof and the Closing Date). Each Assumed Contract is in full force and effect, and constitutes a legal, valid, and binding obligation of, and is legally enforceable against Seller or a Licensee. Except as disclosed in SCHEDULE

2.14: (i) Seller has complied in all material respects with the provisions of such Assumed Contracts and is not in material default thereunder and there has not occurred any event which (whether with or without notice or lapse of time) would constitute a material default thereunder by Seller or any of the Licensees; (ii) there has not been any threatened cancellation of any Assumed Contract or any outstanding dispute thereunder; and (iii) all material Assumed Contracts are assignable to and may be assumed by Buyer.

         Section 2.15 Employee Matters. To their best knowledge, Seller and Licensees are in compliance with all applicable laws and regulations relating to employment at the Stations. Except as disclosed in SCHEDULE 2.15, there are no collective bargaining agreements, and no employment agreements between Seller or any Licensee and its employees or professional service contracts not terminable at will. To Seller's best knowledge, the consummation of the Subject Transactions will not cause Buyer to incur or suffer any liability relating to, or obligation to pay, severance, termination, or other payments to Seller's employees or their heirs, assigns or beneficiaries arising out of the employees' employment by Seller, or any liability under any employee benefit plans for any period in which Seller's employees were employed by Seller or a Licensee.

         Section 2.16 Insurance. Seller maintains the insurance set forth in
SCHEDULE 2.16 covering the Station Assets. All such policies are in full force and effect and Seller shall continue the present insurance at the present limits in full force and effect through the Closing Date.

         Section 2.17 Insolvency. No insolvency proceedings of any character including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Seller, the Licensees, or any of the Station Assets or Real Property is pending or threatened.

         Section 2.18 Brokers. There is no broker or finder or other person entitled to a commission or brokerage fee or payment in connection with this Agreement or the Subject Transactions as a result of any agreement of, or action taken by, Seller or any Licensee, other than Americom Radio Brokers, Inc., for which Seller shall pay the commission.

         Section 2.19 Disclosure. No provision of this Agreement relating to Seller, the Licensees, the Stations or the Station Assets or any Schedule or Exhibit contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated in order to make the statement, in light of the circumstances in which it is made, not misleading. Except for facts affecting the radio industry generally, there is no adverse fact now known to Seller or the Licensees relating to the Stations or the Station Assets which has not been disclosed to Buyer.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller:

         Section 3.1 Status. Buyer is a Delaware limited liability company which is duly organized, validly existing and in good standing under the laws of the State of Texas. Buyer has the requisite power to enter into and complete the Subject Transactions.

         Section 3.2 No Conflicts. Neither the execution, delivery and performance by Buyer of this Agreement nor the consummation by Buyer of the Subject Transactions will: (a) conflict with or violate the certificate of incorporation, bylaws or operating agreement of Buyer; or (b) violate any judgment, decree, order, statute, law, rule or regulation applicable to Buyer.

         Section 3.3 Company Action. All company actions necessary to be taken by or on the part of Buyer in connection with the Subject Transactions have been duly and validly taken, and this Agreement has been duly and validly authorized, executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with and subject to its terms.

         Section 3.4 Qualification. Buyer is qualified under the FCC Rules to acquire the Stations and to hold the FCC Authorizations.

                                   ARTICLE IV

                              COVENANTS OF SELLER

         Seller covenants and agrees that from the date hereof until the completion of the Closing:

         Section 4.1 Operation of the Business.

                  (a) Seller and Licensees shall operate the Stations in accordance with the terms of the FCC Authorizations and in compliance in all material respects with all applicable laws, rules and regulations, including without limitation the FCC Rules. Seller and Licensees shall maintain the FCC Authorizations in full force and effect and shall timely file and prosecute any necessary applications for renewal of the FCC Authorizations. Seller will deliver to Buyer, within ten (10) Business Days after filing, copies of any reports, applications or responses to the FCC related to the Stations.

                  (b) Seller shall not, by any act or omission, cause any of the representations and warranties set forth in Article II to become untrue or incorrect, shall satisfy or cause to be satisfied the conditions to Closing set forth in Article VII (other than Section 7.2(a) and Section 7.4), and shall ensure that the Subject Transactions shall be consummated as set forth herein.

                  (c) Prior to the Closing Date, neither Seller nor any of the Licensees shall, without the prior written consent of Buyer, apply to the FCC for any construction permit that would restrict the present operations of the Stations, or make any change in any of the buildings, leasehold improvements or fixtures of the Stations except in the Ordinary Course of Business.

                  (d) Seller and Licensees shall carry on the business and activities of the Stations in the Ordinary Course of Business. For the purposes of this Agreement, "ORDINARY COURSE OF BUSINESS" shall mean, with respect to Seller and Licensees, a course of business consistent with past practices of Seller and Licensees for the twelve (12) months prior to the date hereof.

         Section 4.2 Access to Files and Records. At the request of Buyer, Seller shall from time to time give or cause to be given to the officers, employees, accountants, counsel, agents, consultants and representatives of
Buyer: (a) full access during normal business hours, to all accounts, books, deeds, title papers, insurance policies, licenses, contracts, records, engineering information, and files of every character, notes and accounts payable and receivable of Seller with respect to the Stations, which Seller has represented are located at Seller's headquarters in Coconut Grove, Florida; (b) reasonable access to Seller's employees; (c) reasonable access for inspection of the facilities, properties, equipment, machinery, fixtures, furniture, and vehicles used in the operation of the Stations; and (d) all such other information concerning the affairs of the Stations as Buyer may reasonably request. In providing all such information, Seller shall be deemed to have represented and warranted the information to be correct, complete and fully responsive to Buyer's request therefor. Any investigation or examination by Buyer shall not in any way diminish, waive or obviate any representations or warranties of Seller made in this Agreement or in connection herewith. Seller shall cause its accountants and any agent of Seller in possession of Seller's books and records to cooperate with Buyer's requests for information pursuant to this Agreement.

         Section 4.3 Confidentiality. Any and all information, disclosures, knowledge or facts regarding Buyer or its business or properties to which Seller is exposed as a result of the negotiation, preparation or performance of this Agreement shall be confidential and shall not be divulged, disclosed or communicated to any other person, firm, corporation or entity, except for Seller's employees, attorneys, accountants, investment bankers, investors and lenders, and their respective attorneys, on a need-to-know basis for the purpose of consummating the Subject Transactions.

         Section 4.4 Encumbrances. Seller shall satisfy all liabilities associated with, and obtain discharges of, all mortgages, security interests, liens and similar claims by third parties encumbering the Station Assets (other than Permitted Encumbrances) at or prior to the Closing Date.

         Section 4.5 Insurance. Seller shall maintain in full force and effect all existing casualty, liability, and other insurance policies through the day following the Closing Date in amounts not less than those in effect on the date hereof. Seller will use the proceeds of any claims for loss payable under such insurance policies to repair, replace, or restore any of the Station Assets destroyed by fire and other casualties to their former condition as soon as possible after the loss.

         Section 4.6 Notifications. Upon receiving or learning of any violation, order to show cause, notice of violation, notice of apparent liability, forfeiture, or written complaint relating to the Stations, the FCC Authorizations or the FCC Rules, or any material violations under any other applicable laws and regulations, Seller shall promptly notify Buyer and, at Seller's expense, use reasonable commercial efforts to cure all such violations prior to the Closing Date.

         Section 4.7 Interruption in Broadcast Operations. Seller shall promptly notify Buyer in writing if either of the Stations ceases to broadcast at its authorized power for more than 12 consecutive hours. Such notice shall specify the reason or reasons for such cessation and the corrective measures taken or to be taken by Seller.

         Section 4.8 Consents. Seller shall: (i) obtain any third party consents that are required by the agreements listed in SCHEDULE 1.1(G); and (ii) use commercially reasonable efforts to obtain any third party consents that are required by the terms of relevant agreements with a third party to assign to Buyer the material Station Assets.

         Section 4.9 Updating. Seller shall at reasonable intervals following the date hereof use reasonable efforts to provide Buyer with documentation regarding any material changes to the Schedules hereto.

         Section 4.10 Actions. Seller shall take all reasonable efforts to fulfill the conditions in Articles VI and VII, and to cause the Subject Transactions to be fully carried out.

         Section 4.11 Applications for FCC Consent. Seller and Licensees will cooperate with Buyer to file the applications with the FCC (the "APPLICATIONS") requesting the FCC's written consent to the assignment of the Stations' FCC Authorizations to Buyer and for the consummation of the Subject Transactions (the "FCC CONSENT"). Seller and Licensees will diligently take, or cooperate in the taking of, all steps that are necessary, proper or desirable to expedite the prosecution of the Applications to a favorable conclusion. Seller and Licensees will promptly provide Buyer with copies of any pleading, order or other document served on it relating to the Applications. The obligations of Seller and Licensees under this Section 4.11 shall survive the Closing, if necessary, until there is a Final FCC Consent to each of the Applications, no longer subject to administrative or judicial review.

         Section 4.12 Notice of Proceedings. Seller will promptly notify Buyer in writing upon: (a) becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the Subject Transactions; or (b) receiving any notice from any governmental department, court, agency or commission of its intention (i) to institute an investigation into, or institute a suit or proceeding to restrain or enjoin, the consummation of this Agreement or such transactions, or (ii) to nullify or render ineffective this Agreement or such transactions if consummated.

         Section 4.13 Negative Covenants. Pending and prior to the Closing, Seller will not, without the prior written consent of Buyer, which consent Buyer may grant or withhold in its sole discretion, do or agree to do any of the following, as such actions relate to the Stations or the Station Assets:

                  (a) Dispositions; Mergers. Sell, assign, lease or otherwise transfer or dispose of any of the Station Assets other than in the Ordinary Course of Business, give up Seller's control of Licensees, or merge or consolidate with or into any other entity or enter into any contracts relating thereto.

                  (b) Encumbrances; Additional Agreements. Create or assume any Lien on any of the Station Assets, whether now owned or hereafter acquired, unless discharged or terminated and fully released prior to the Closing Date; acquire or enter into any additional agreements except in the Ordinary Course of Business; or renew, extend, amend, alter, modify, replace or otherwise change any Assumed Contract, except in the Ordinary Course of Business or with the written consent of Buyer.

                  (c) Contract Terminations. Subsequent to the date of this Agreement, do or omit to do any act (or permit such action or omission) which will cause the termination or modification of any material contract or lease (such material contracts and leases are those designated with an asterisk in SCHEDULE 1.1 (g)), other than in the case of Seller purchasing or replacing a Station Asset with a comparable asset, to which Seller is a party or by which Seller is bound and will notify Buyer immediately of any threat by Seller or a third party to terminate any such material contract or lease.

                  (d) Actions Affecting Technical Operations. Modify the facilities of the Stations.

                  (e) Actions Creating Adverse Effects. Take or fail to take any action under any contract where an action or failure to take an action would have a material adverse effect, other than in the Ordinary Course of Business.

                  (f) Inconsistent Actions. Take any other action inconsistent with Seller's obligations under this Agreement or which could hinder or delay the consummation of the transaction contemplated by this Agreement.

                  (g) Format. Make any change in the broadcast programming format of either of the Stations without the consent of Buyer, which consent shall not unreasonably be withheld.

         Section 4.14 Actions Affecting FCC Licenses. Pending and prior to the Closing, Seller will not, without advance written notice to Buyer, (a) change the call signs of either or both of the Stations or (b) take or fail to take any action where an action or failure to take an action would have an adverse effect on Seller's compliance with the

FCC Rules or would jeopardize the validity or enforceability of or rights under the FCC Authorizations.

                                    ARTICLE V

                               COVENANTS OF BUYER

         Buyer covenants and agrees that from the date hereof until the completion of the Closing:

         Section 5.1 Application for FCC Consent. Buyer will diligently take, or cooperate in the taking of, all steps that are necessary, proper or desirable to expedite the prosecution of the Application to a favorable conclusion. Buyer will promptly provide Seller with copies of any pleading, order or other document served on it relating to the Application. Buyer's obligations under this Section 5.1 shall survive the Closing, if necessary, until there is a Final FCC Consent.

         Section 5.2 Consummation of Agreement. Buyer shall satisfy or cause to be satisfied the conditions to Closing set forth in Articles VI (other than Section 6.2(a) and Section 6.3), and shall ensure that the Subject Transactions shall be consummated as set forth herein.

         Section 5.3 Notice of Proceedings. Buyer will promptly notify Seller in writing upon: (a) becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the Subject Transactions; or (b) receiving any notice from any governmental department, court, agency or commission of its intention (i) to institute an investigation into, or institute a suit or proceeding to restrain or enjoin, the consummation of this Agreement or such transactions, or (ii) to nullify or render ineffective this Agreement or such transactions if consummated.

         Section 5.4 Confidentiality. Any and all information, disclosures, knowledge or facts regarding Seller, Licensees, the Stations and their operation and properties derived from or resulting from Buyer's acts or conduct (including, without limitation, acts or conduct of Buyer's officers, employees, accountants, counsel, agents, consultants or representatives, or any of them) shall be confidential and shall not be divulged, disclosed or communicated to any other person, firm, corporation or entity, except for Buyer's attorneys, accountants, investment bankers, investors and lenders, and their respective attorneys for the purpose of consummating the Subject Transactions.

         Section 5.5 Seller Accounts Receivable. For the period extending one hundred and twenty (120) days following the Closing Date (the "Collection Period"), Buyer shall have the exclusive right to collect and shall use commercially reasonable efforts to collect the Seller Accounts Receivable (as defined in Section 1.2(c)) for Seller's benefit. All such collections of Seller Accounts Receivable shall be remitted to Seller within ten (10) days of the end of the calendar month in which they were collected. Following the Collection Period, the right to collect and retain any Seller Accounts Receivable shall revert to Seller. Buyer will not be required to institute or pursue any legal actions to collect the Seller Accounts Receivable.

         Section 5.6 Actions of the Buyer. Buyer shall not, by any act or omission, cause any of the representations and warranties set forth in Article III to become untrue or incorrect, shall satisfy or cause to be satisfied the conditions to Closing set forth in Article VI (other than Section 6.2(a) and Section 6.3), and shall ensure that the Subject Transactions shall be consummated as set forth herein.

         Section 5.7 Inconsistent Actions. Pending and prior to the Closing, Buyer will not, without the prior written consent of Seller, which consent Seller may grant or withhold in its sole discretion, take any other action inconsistent with Buyer's obligations under this Agreement which could hinder or delay the consummation of the transaction contemplated by this Agreement.

                                   ARTICLE VI

                    CONDITIONS TO THE OBLIGATIONS OF SELLER

         The obligations of Seller under this Agreement are, at its option, subject to the fulfillment of the following conditions prior to or on the Closing Date:

         Section 6.1 Representations, Warranties and Covenants.

                  (a) Each of the representations and warranties of Buyer contained in this Agreement shall have been true and correct in all material respects as of the date when made and shall be deemed to be made again on and as of the Closing Date and shall then be true and correct in all material respects, except to the extent changes are permitted or contemplated pursuant to this Agreement.

                  (b) Buyer shall have performed and complied in all material respects with each and every covenant and agreement required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

                  (c) Buyer shall have furnished Seller with a certificate, dated the Closing Date and duly executed by an officer of Buyer authorized on behalf of Buyer to give such a certificate, to the effect that the conditions set forth in Section 6.1(a) and Section 6.l(b) have been satisfied.

         Section 6.2 Proceedings.

                  (a) Neither Seller or any of the Licensees nor Buyer shall be subject to any restraining order or injunction restraining or prohibiting the consummation of the Subject Transactions.

                  (b) In the event such a restraining order or injunction is in effect, this Agreement may not be abandoned by Seller pursuant to this
Section 6.2 prior to the Termination Date, but the Closing shall be delayed during such period. Seller and Licensees shall take all commercially reasonable steps to have any such order dissolved or terminated in order to effectuate the Closing.

         Section 6.3 Governmental Authorizations. The FCC shall have issued its initial approval of the Application and the Subject Transactions shall have been approved by all other governmental authorities whose approval is required.

         Section 6.4 Deliveries. Buyer shall have complied with each of its obligations set forth in Section 8.2.

                                   ARTICLE VII

                     CONDITIONS TO THE OBLIGATIONS OF BUYER

         The obligations of Buyer under this Agreement are, at its option, subject to the fulfillment of the following conditions prior to or on the Closing Date:

         Section 7.1 Representations, Warranties and Covenants.

                  (a) Each of the representations and warranties of Seller and Licensees contained in this Agreement or in any documents delivered pursuant hereto shall be true and correct in all material respects on and as of the Closing Date except to the extent changes are permitted or contemplated pursuant to this Agreement (it being understood that for purposes of this Section 7.1(a), the representations and warranties of Seller and Licensees shall mean such representations of Seller and Licensees after disregarding all knowledge qualifications of Seller and Licensees). Seller shall use commercially reasonable efforts to identify any litigation to which Seller or any of the Licensees is a party that is pending as of the Closing Date.

                  (b) Seller shall have performed and complied in all material respects with each and every covenant and agreement required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

                  (c) Seller shall have furnished Buyer with a certificate, dated the Closing Date and duly executed by the President and Chief Executive Officer of Seller authorized on behalf of Seller to give such a certificate, to the effect that the conditions set forth in Section 7 have been satisfied.

         Section 7.2 Proceedings.

                  (a) Neither Seller nor any of the Licensees nor Buyer shall be subject to any restraining order or injunction restraining or prohibiting the consummation of the Subject Transactions.

                  (b) In the event such a restraining order or injunction is in effect, this Agreement may not be abandoned by Buyer pursuant to this
Section 7.2 prior to the Termination Date, but the Closing shall be delayed during such period. Buyer, Seller and Licensees shall take all reasonable steps to have any such order dissolved or terminated in order to effectuate the Closing.

         Section 7.3 Consents.

                  (a) Seller shall have obtained on or prior to the Closing Date all consents, estoppels, authorizations or approvals necessary or commercially reasonable to release Liens relating to, and effect valid assignments to Buyer of, the Station Assets, including without limitation the assignment of the Assumed Contracts and commercially reasonable estoppel certificates from the lessors of leased Real Property set forth in SCHEDULE 1.1(C), except for the FCC Consent, which shall be governed by Section 7.4. Seller shall also have obtained, through action or inaction of the lessor, a five-year renewal of the tower lease contained in SCHEDULE 2.10(B) pursuant to
Section 2 of that lease.

                  (b) The execution and delivery of the each of the documents Seller is obligated to provide under this Agreement, the fulfillment of and the compliance with the respective terms and provisions of each, and the consummation of the transactions described in each, do not and will not (i) conflict with or violate any law, regulation, order, award, judgment, injunction or decree applicable to or affecting Seller, Licensees, the Station Assets or the Stations, (ii) to Seller's best knowledge, conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any contract to which Seller or Licensees is a party or by which Seller or Licensees is bound or to which any of the Station Assets or the Stations is subject or affected (except with respect to consents of third parties referred to in Section 7.3.(a)), or result in the creation of any Lien upon the Station Assets, or (iii) conflict with or violate any provision of Seller's articles of incorporation, except, in the case of any of (i), (ii), or (iii), as would not materially affect Buyer's ability to consummate Subject Transactions.

         Section 7.4 Governmental Authorizations. The FCC shall have issued its initial approval of the Application without any conditions materially adverse to Buyer, and the Subject Transactions shall have been approved by all other governmental authorities whose approval is required.

         Section 7.5 Absence of Litigation. Except as disclosed in SCHEDULE 2.12 and except for litigation against Buyer or litigation to the extent that it is based on actions or inactions of Buyer, there shall be no investigation, claim, arbitration or litigation pending against, affecting or involving the Station Assets, the Stations, or the business or operation of the Stations, or the Subject Transactions, before or by any court, arbitrator or other governmental authority, and the Stations shall not be operating under or subject to an order, award, judgment, writ, decree, determination or injunction of any court, arbitrator or governmental authority that would have a material adverse consequence on Buyer or the operations of the Stations. No insolvency proceedings of any character pending against, affecting or involving affecting Seller, Licensees, the Station Assets, the Stations or the business or operation of the Stations, and neither Seller nor Licensees shall have taken any action in contemplation of, or that would constitute the basis for, the institution of any such insolvency proceedings.

         Section 7.6 Deliveries. Seller and Licensees shall have complied with each of its obligations set forth in Section 8.1.

                                  ARTICLE VIII

                      ITEMS TO BE DELIVERED AT THE CLOSING

         Section 8.1 Deliveries by Seller. At the Closing, Seller and, where appropriate, Licensees shall deliver (or cause to be delivered) to Buyer the following documents and instruments of conveyance and assignment, in each case reasonably satisfactory in form and substance to Buyer and its counsel and duly executed by Seller or such other signatory as may be required by the nature of the document:

                  (a) bills of sale, certificates of title, endorsements, assignments, consents and other good and sufficient instruments of sale, conveyance, transfer and assignment sufficient to sell, convey, transfer and assign the FCC Authorizations, the Assumed Contracts, and the Station Assets to Buyer free and clear of any Liens (other than Permitted Encumbrances) and to quiet Buyer's title thereto;

                  (b) certified copies of the consents and/or resolutions of the directors, and officers of Seller and the shareholder of Licensees, which shall be in full force and effect at the time of the Closing, authorizing the execution, delivery and performance by Seller of this Agreement, and the consummation of the Subject Transactions;

                  (c)      the certificate referred to in Section 7.l(c);

                  (d) all consents and estoppel certificates required pursuant to this Agreement;

                  (e) an opinion of Seller's corporate counsel and an opinion of Seller's FCC counsel substantially in the form of SCHEDULE 8.1(e);

                  (f) to the extent not previously transferred, the files, records and other information referenced in Section 1.1(d);

                  (g)      the Closing proration as referenced in Section 1.7.1;

                  (h) written instructions by Seller to terminate the Escrow Agreement and deliver the Escrow Deposit to Seller and the interest thereon to Buyer; and

                  (i) such other documents to be delivered by Seller and Licensees hereunder as are reasonably necessary for Buyer to effectuate and document the Subject Transactions.

         Section 8.2 Deliveries by Buyer. At Closing, Buyer shall deliver to Seller in a form reasonably agreeable to Seller and its counsel:

                  (a) the Purchase Price, which shall be paid in the manner specified in Section 1.4;

                  (b) an instrument or instruments of assumption of the Seller Contracts and real property leases to be assumed by Buyer pursuant to this Agreement;

                  (c) certified copies of resolutions, duly adopted by the members of Buyer, which shall be in full force and effect at the time of the Closing, authorizing the execution, delivery and performance by each Buyer of this Agreement and the consummation of the Subject Transactions;

                  (d)      the certificate referred to in Section 6.l(c);

                  (e)      the Closing proration as referenced in Section 1.7.1;

                  (f) such other documents to be delivered by Buyer hereunder as are reasonably necessary for Seller and Licensees to effectuate and document the Subject Transactions; and

                  (g) written instructions by Buyer to terminate the Escrow Agreement and deliver the Escrow Deposit to Seller and the interest thereon to Buyer[; and

                  (h) an opinion of Buyer's corporate counsel substantially in the form of SCHEDULE 8.2(H).

                                   ARTICLE IX

                           SURVIVAL; INDEMNIFICATION

         Section 9.1 Survival. Except as otherwise specifically provided in this Agreement, all representations, warranties, covenants and agreements contained in this Agreement, or in any certificate, agreement, or other document or instrument, delivered pursuant hereto, shall survive (and not be affected in any respect by) the Closing for a period of one (1) year, provided that if a Claim (as hereinafter defined) or notice for indemnification with respect to any such representation, warranty, covenant, agreement, certificate, or other document or instrument, arises prior to the end of the survival period, such Claim or notice shall continue (and such representation, warranty, covenant, agreement, certificate, or other document or instrument shall survive) indefinitely until such Claim is finally resolved.

         Section 9.2 Indemnification in General. Buyer and Seller agree that the rights to be indemnified and held harmless set forth in this Agreement, as between the parties hereto and their respective permitted successors and assigns, shall be exclusive of all rights (other than those specifically referenced in the Agreement) to be indemnified and held harmless that such party (or its permitted successors or assigns) would otherwise have by statute, common law or otherwise.

         Section 9.3 Indemnification by Seller. Seller (which shall, for the purposes of this Section 9.3 and its subsections, include Licensees) shall indemnify, defend, and hold harmless Buyer, any officer, director or member thereof, and their permitted assigns with respect to any and all demands, claims, actions, suits, proceedings, assessments, judgments, costs, losses, damages, obligations, liabilities, recoveries, deficiencies, and expenses (including interest, penalties and reasonable attorneys' fees) of every kind and description (individually or collectively, a "Claim") relating to or arising out of:

         9.3.1 Any breach or non-performance by Seller of, or misrepresentation with respect to, any of Seller's representations, warranties, covenants or agreements set forth in this Agreement, it being understood that, for purposes of this Section 9.3.1, the representations and warranties of Seller shall mean such representations and warranties of Seller made on and as of the Closing Date after disregarding all knowledge qualifications of Seller; or

         9.3.2 The operations or business of Seller or the Stations prior to the Closing Date, to the extent such Claim relates to any period before the Closing Date, regardless of whether disclosed in any schedule or document and regardless of whether constituting a breach by Seller of any representation, warranty, covenant or agreement, and any other liability or obligation of Seller other than the post-Closing obligations assumed by Buyer pursuant to the Assumed Contracts; or

         9.3.3 Any legal, administrative or tax proceedings pursuant to which Seller is or could be made liable for any taxes, penalties, interest or other charges and the liability of which is extended to Buyer in connection with the transactions contemplated by this Agreement; or

         9.3.4 Any and all damages occasioned by, arising out of or resulting from any claim by any person or entity that any agent, broker, investment or commercial banker, person or firm acting on behalf of Seller that it is entitled to any broker, finder, financial advisor fee or any other commission or similar fee directly or indirectly in connection with the transaction contemplated by this Agreement.

         Section 9.4 Indemnification by Buyer. Buyer shall indemnify, defend, and hold harmless Seller, any officer or director thereof, and their permitted assigns, with respect to any Claim of any kind and description relating to or arising out of:

                  9.4.1 Any breach or non-performance by Buyer of, or misrepresentation with respect to, any of Buyer's representations, warranties, covenants or agreements set forth in this Agreement, it being understood that, for purposes of this Section 9.4.1, the representations and warranties of Buyer shall mean such representations and warranties of Buyer made on and as of the Closing Date after disregarding all knowledge qualifications of Buyer; or

                  9.4.2 The Assumed Obligations and any other liability, obligation or debt of Buyer or the Stations that arises or results from and is attributable to the operations or business of the Station on or after the Closing Date excluding, however, any liability or obligation of Seller specifically retained by Seller;

                  9.4.3 Any and all damages occasioned by, arising out of or resulting from any claim by any person or entity that any agent, broker, investment or commercial banker, person or firm acting on behalf of Buyer that it is entitled to any broker, finder, financial advisor fee or any other commission or similar fee directly or indirectly in connection with the transaction contemplated by this Agreement.

         Section 9.5 Indemnification Procedure. For purposes of administering the indemnification provisions set forth in this Section 9, the following procedure shall apply:

                  9.5.1 Whenever a Claim shall arise under this Article, the party entitled to indemnification (the "Indemnified Party") shall promptly and in no event later than ten (10) business days after becoming aware of such a Claim, give written notice to the party from whom indemnification is sought (the "Indemnifying Party") setting forth in reasonable detail, to the extent then available, the facts concerning the nature of such Claim and the basis upon which the Indemnified Party believes that it is entitled to indemnification hereunder, provided that the Indemnified Party's failure to do so shall not preclude it from seeking indemnification hereunder unless such failure has materially prejudiced the Indemnifying Party's ability to defend such Claim.

                  9.5.2 In the event of any Claim hereunder resulting from or in connection with any Claim brought by a third party, the Indemnifying Party shall be entitled, at its sole expense, either:

                           9.5.2.1  to participate therein, or

                           9.5.2.2  to assume the entire defense thereof with
counsel who is selected by it and who is reasonably satisfactory to the Indemnified Party provided that:

                                    (a)      the Indemnifying Party agrees in
writing that it does not and will not contest its responsibility for indemnifying the Indemnified Party in respect of such Claim, and

                                    (b)      no settlement shall be made without
the prior written consent of the Indemnified Party which shall not be unreasonably withheld (except that no such consent shall be required if the claimant is entitled under the settlement to only monetary damages to be paid solely by the Indemnifying Party). If, however,

                                            (1)      the Claim would, if
successful, result in the imposition of damages for which the Indemnifying Party would not be solely responsible hereunder, or

                                            (2)      representation of both
parties by the same counsel would otherwise be inappropriate due to actual or potential differing interests between them, then the Indemnifying Party shall not be entitled to assume the entire defense and each party shall be entitled to retain counsel (in the case of Clause (a) of this sentence, at their own expense) who shall cooperate with one another in defending against such Claim.

                  9.5.3 If the Indemnifying Party does not choose to defend against a Claim by a third party, the Indemnified Party may defend against such Claim in such manner as it deems appropriate or settle such Claim (after giving notice thereof to the Indemnifying Party) on such terms as the Indemnified Party may deem appropriate, and the Indemnified Party shall be entitled to periodic reimbursement of expenses incurred in connection therewith and prompt indemnification from the Indemnifying Party, including without limitation reasonable attorneys' fees, in accordance with this Article.

                  9.5.4 The Indemnifying Party will not, without the Indemnified Party's written consent, settle or compromise any Claim or consent to any entry of judgment which does not include, as an unconditional term thereof, the giving by the claimant to the Indemnified Party of a release from all liability with respect to such Claim. Neither Buyer nor Seller shall be deemed to have notice of any Claim by reason of any knowledge acquired on or prior to the Closing Date by an employee of the Station unless express evidence is available establishing actual notice to either party.

         9.6 Limitations on Indemnification. Notwithstanding anything to the contrary in this Article IX, (a) no claim for indemnification shall be made by either Indemnified Party unless the aggregate Claims of such Indemnified Party exceed Fifty Thousand Dollars ($50,000.00), in which event all Claims of such party shall be recoverable hereunder; and (b) in no event shall an Indemnifying Party's aggregate obligation to indemnify an Indemnified Party exceed One Million One Hundred and Fifty Thousand Dollars ($1,150,000.00).

                                    ARTICLE X

                                  MISCELLANEOUS

         Section 10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned on a date (the "Termination Date") prior to the Closing Date, as follows:

                  (a)      by mutual written agreement of Seller and Buyer; or

                  (b) by Buyer, provided Buyer is not in material breach of this Agreement if: (i) any of the conditions set forth in Article VII of this Agreement shall not have been fulfilled by the Closing Date; (ii) either Station is off the air for ninety-six (96) consecutive hours or an aggregate of one-hundred-forty (140) hours between the date of this Agreement and the Closing Date for any reason other than as a result of the actions or omissions of Buyer, its employees or agents); (iii) the FCC institutes revocation of license proceedings against either of the Stations; or (iv) the FCC Authorizations are materially modified as a result of any action without the written consent of Buyer, which consent shall not be withheld unreasonably; or

                  (c) by Seller, provided Seller is not in material breach of this Agreement, if any of the conditions set forth in Article VI of this Agreement shall not have been fulfilled by the Closing Date; or

                  (d) by Buyer or Seller if Closing shall not have occurred within one year of the date of this Agreement (unless the Closing is delayed in accordance with Section 10.7); or

                  (e) by Buyer, if Buyer is not then in material breach of this Agreement and Seller is then in material breach of this Agreement, and such breach remains uncured within thirty (30) days after receipt of written notice thereof from Buyer; or

                  (f) by Seller, if Seller is not then in material breach of this Agreement and Buyer is then in material breach of this Agreement, and such breach remains uncured within thirty (30) days after receipt of written notice thereof from Seller.

         Section 10.2 Buyer's Remedies - Specific Performance. The parties acknowledge that each Station is of a special, unique and extraordinary character, and that Buyer's ability to pursue damages alone would be an inadequate remedy for a breach of this Agreement. In the event that Seller (which shall for purposes of this Section 10.2(a) and (b) include Licensees) is in a position to close because it has met all of its closing conditions or Buyer has waived those closing conditions Seller has not met, and Buyer is ready, willing and able to close but for Seller's refusal to close, at Buyer's election, in addition to any other remedy available to it, Buyer shall, provided Buyer is not in material breach of this Agreement, be entitled to an injunction restraining any such breach or threatened breach and, subject to obtaining any requisite approval of the FCC, to enforcement of this Agreement by a decree of specific performance requiring Seller to fulfill its obligations under this Agreement, in each case without the necessity of showing economic loss or other actual damage and without any bond or other security being required.

         In any action by Buyer to specifically enforce Seller's obligation to close the transactions contemplated by this Agreement, Seller shall waive the defense that there is an adequate remedy at law or in equity and agrees that the Buyer shall be entitled to obtain specific performance of the Seller's obligation to close without being required to prove actual damages.

         Section 10.3 Expenses. Each party hereto shall bear all of its expenses incurred in connection with the Subject Transactions including, without limitation, accounting and legal fees incurred in connection herewith; provided, however, that: (i) Seller and Buyer shall each pay one-half of the FCC filing fees required to be paid in connection with the Application; (ii) Seller and Buyer shall each pay one-half of any sales or transfer taxes (including, without limitation, any real estate transfer taxes), arising from the transfer of the Station Assets to Buyer; (iv) Seller and Buyer shall each pay one-half of any Hart-Scott-Rodino filing fees, if applicable; and (v) in any action to enforce a provision of this Agreement as provided herein, the prevailing party shall be awarded reasonable attorneys' fees, expert and non-expert witness costs and expenses, and other costs and expenses incurred in connection with such action.

         Section 10.4 Liquidated Damages. If (a) Seller terminates this Agreement prior to Closing pursuant to Section 10.1 (f) and Buyer is in material breach of this Agreement and shall not then have a right to terminate this Agreement pursuant to the terms hereof, or if (b), as of the Closing Date, (i) Seller shall have satisfied the conditions precedent to Closing by Buyer set forth in Article VII, (ii) Buyer shall not then have a right to terminate this Agreement pursuant to the terms hereof, and (iii) Buyer is in material breach of this Agreement or Buyer shall fail or refuse to consummate the purchase and sale contemplated by this Agreement, then in either case Seller shall be entitled, as Seller's sole and exclusive remedy hereunder, to receive from Buyer, and Buyer hereby agrees to pay to Seller One Million One Hundred Fifty Thousand Dollars ($1,150,000) as liquidated damages, it being understood and agreed that payment to Seller of such liquidated damages will constitute full payment for any and all damages suffered by Seller under this Agreement. The liquidated damages set forth in this Section 10.4 shall be guaranteed by the Deposit set forth in
Section 1.5.

         Section 10.5 Further Assurances. From time to time prior to, on and after the Closing Date, each party hereto will execute all such instruments and take all such actions as any other party shall reasonably request, without payment of further consideration, in connection with carrying out and effectuating the intent and purpose hereof and all Subject Transactions including, without limitation, the execution and delivery of any and all confirmatory and other instruments in addition to those to be delivered on the Closing Date, and any and all actions which may reasonably be necessary to complete the Subject Transactions. Seller shall cause Licensees to take any actions which may reasonably be necessary to complete the Subject Transactions. The parties shall cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken as part of their respective obligations under this Agreement.

         Section 10.6    Public Announcements.

                  (a) Prior to the Closing Date, no party shall, without the approval of the other party hereto, make any press release or other public announcement concerning the Subject Transactions, except (i) to announce it has been entered into, and (ii) as and to the extent that such party shall be so obligated by law, in which case such party shall give advance notice to the other party and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued.

                  (b) Notwithstanding the foregoing, the parties acknowledge that the FCC Rules require that public notice of the Subject Transactions be made after the Application has been filed with the FCC. The form and substance of such public notice, to the extent not dictated by the FCC Rules, shall be mutually agreed upon by Seller and Buyer.

         Section 10.7 Risk of Loss. The risk of loss, damage or destruction to any of the Station Assets shall be borne by Seller at all times up to 12:01 a.m. on the Closing Date, and it shall be the responsibility of Seller to repair or cause to be repaired and to restore the property to its condition prior to any such loss, damage, or destruction. In the event of any such loss, damage, or destruction, the proceeds of any claim for any loss, payable under any insurance policy with respect thereto, shall be used to repair, replace, or restore any such property to its former condition, subject to the conditions stated below. In the event of any loss or damage to any of the Station Assets, Seller shall notify Buyer thereof in writing immediately. Such notice shall specify with particularity the loss or damage incurred, the cause thereof (if known or reasonably ascertainable), and the insurance coverage. In the event that the subject property is not completely repaired, replaced or restored on or before the scheduled Closing Date, Buyer, at its option, may: (a) elect to postpone Closing until such time as the property has been completely repaired, replaced or restored (and, if necessary, Seller shall join Buyer in requesting from the FCC any extensions of time in which to consummate the Closing that may be required in order to complete such repairs); or (b) elect to consummate the Closing and accept the subject property in its then-current condition, in which event Buyer shall receive as a credit against the Purchase Price an amount equal to the cost of completely repairing, replacing or restoring the Station Assets provided Seller consents to the cost of such repair, replacement or restoration, such consent not to be withheld unreasonably.

         Section 10.8 Rescission of Agreement. If prior to becoming Final, the FCC Consent is reversed or otherwise set aside, and there is a Final order of the FCC (or court of competent jurisdiction) requiring the re-assignment of the FCC Authorizations to Seller, then Seller and Buyer agree that the purchase and sale of the Station Assets shall be rescinded. In such event, Buyer shall reconvey to Seller the Station Assets, and Seller shall repay to Buyer the Purchase Price and reassume the Assumed Contracts assigned and assumed by Buyer at Closing. Any such rescission shall be consummated on a mutually agreeable date within thirty (30) calendar days of such Final order (or, if earlier, within the time required by such order). In connection therewith, Buyer and Seller shall each execute such documents (including execution by Buyer of instruments of conveyance of the Station Assets to Seller and execution by Seller of instruments of assumption of the Assumed Contracts assigned and assumed at Closing) and make such payments (including repayment by Seller to Buyer of the Purchase Price) as are necessary to give effect to such rescission. Seller's and Buyer's obligations under this Section 10.8 shall survive the Closing.

         Section 10.9 Application for FCC Consent. As soon as possible (but in no event later than ten (10) business days after the date of this Agreement), Seller, Licensees, and Buyer shall cooperate and join together in filing the Application. Seller and Licensees shall furnish all information required by the FCC and they and Buyer shall have the right to be represented at all meetings or hearings scheduled to consider the Application. The FCC's written consent to the Application is referred to herein as the "FCC CONSENT." Seller's obligations under this Section 10.9 shall survive the Closing until the FCC Consent becomes Final. For purposes of this Agreement, the term "FINAL" shall mean that action shall have been taken by the FCC (including action duly taken by the FCC's staff, pursuant to delegated authority) which shall not have been reversed, stayed, enjoined, set aside, annulled or suspended; with respect to which no timely request for stay, petition for rehearing, appeal or certiorari or sua sponte action of the FCC with comparable effect shall be pending; and as to which the time for filing any such request, petition, appeal, certiorari or for the taking of any such sua sponte action by the FCC shall have expired or otherwise terminated. Upon written request of Buyer, Seller and Licensees shall take all steps necessary, proper or desirable to obtain extension(s) of the FCC Consent; provided, however, that except as provided in Section 10.7. neither Seller nor any of the Licensees shall be obligated to request an extension of the FCC Consent to a date beyond the Termination Date.

         Section 10.10 Non-Assignable Contracts. Nothing contained in this Agreement shall be construed as an assignment or an attempted assignment of any contract which is by law non-assignable without the consent of the other party or parties thereto, unless such consent shall be given.

         Section 10.11 Employee Control. All employees of the Stations shall be and remain Seller's employees, with Seller having full authority and control over their actions, and Buyer shall not assume the status of an employer or a joint employer of, or incur or be subject to any liability or obligations of an employer with respect to, any such employees. For purposes of this paragraph, employees of Buyer who perform work at the Station's facilities shall not be deemed employees of the Station or Seller.

                                   ARTICLE XI

                               GENERAL PROVISIONS

         Section 11.1 Successors and Assigns. Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective representatives, successors and assigns. Neither Seller nor any of the Licensees may assign any of their rights or delegate any of their duties hereunder without the prior written consent of Buyer, and any such attempted assignment or delegation without such consent shall be void. Buyer may assign its rights and obligations hereunder in whole or in part to any company controlled by Buyer without Seller's consent.

         Section 11.2 Amendments; Waivers. The terms, covenants, representations, warranties and conditions of this Agreement may be changed, amended, modified, waived, or terminated only by a written instrument executed by the party waiving compliance. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right of such party at a later date to enforce the same. No waiver by any party of any condition or the breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

         Section 11.3 Notices: All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given (i) on the date of personal delivery to an officer of the other party, or
(ii) if sent by facsimile machine to the facsimile number shown below, on the date of such confirmed facsimile transmission, provided a copy is also sent by commercial overnight delivery service, prepaid, to the address shown below (or to such changed facsimile number or address provided by notice in accordance with this Section 11.3):

                  If to Buyer:      Thomas Castro
                                    Border Media Partners, LLC
                                    201 Main Street, Suite 2001
                                    Fort Worth, Texas 76102
                                    FAX: (817) 335-1197

                  With a copy to:   Lawrence Roberts, Esq.
                                    Skadden, Arps, Slate, Meagher & Flom LLP
                                    1440 New York Ave., NW

                                    Washington, D.C. 20005
                                    FAX: (202)661-9121

                  If to Seller:     Spanish Broadcasting System, Inc.
                                    2601 S. Bayshore Drive, PHII
                                    Coconut Grove, FL 33133
                                    Attention: Joseph A. Garcia
                                    FAX: (305)441-7861

                  With a copy to:   Jason L. Shrinsky, Esq.
                                    Kaye Scholer LLP
                                    901 15th Street, N.W.
                                    Washington, D.C. 20005-2327
                                    FAX:  (202)682-3580

         Section 11.4 Captions; References. The captions of Articles and Sections of this Agreement are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement. References to an "ARTICLE" OR "SECTION" when used without further attribution shall refer to the particular article or section of this Agreement. The term "best knowledge" shall mean actual knowledge of an officer or director of Seller or knowledge that a prudent officer or director could have obtained in the operation of the Seller's business.

         Section 11.5 Governing Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of laws.

         Section 11.6 Arbitration. Any dispute, controversy or other matters arising out of, relating to or in connection with the provisions of this Agreement or the interpretation, breach or alleged breach hereof shall be settled and decided by arbitration conducted by the Judicial Arbitration and Mediation Service ("JAMS"), subject to the following:

                  11.6.1 Any arbitration as set forth above shall be held and conducted in Dallas, Texas before one arbitrator who shall be selected by mutual agreement of the parties. If agreement is not reached on the selection of the arbitrator within 30 days after commencement of an arbitration by (i) submission of a matter to the JAMS in accordance with its Commercial Arbitration Rules and
(ii) notice to the other party of the initiating party's intention to arbitrate, then such arbitrator shall be appointed by the presiding judge of the appropriate court in Dallas, Texas.

                  11.6.2 The arbitrator appointed must be a former or retired judge, or an attorney with at least 15 years experience in the radio broadcast industry.

                  11.6.3 All proceedings involving the parties shall be reported by a certified shorthand court reporter and written transcripts of the proceedings shall be prepared and made available to the parties.

                  11.6.4 The prevailing party shall be awarded reasonable attorneys' fees, expert and non-expert witness costs and expenses, and other costs and expenses incurred in connection with the arbitration unless the arbitrator, for good cause, determines otherwise.

                  11.6.5 The dispute shall be heard in accordance with the rules and procedures of JAMS and the arbitrator's decision and award shall be final and binding.

                  11.6.6 Costs and fees of the arbitrator (including the cost of the record of transcripts of the arbitration) shall be borne by the non-prevailing party, unless the arbitrator for good cause determines otherwise. Costs and fees payable in advance shall be advanced equally by the parties, subject to ultimate payment by the non-prevailing party in accordance with the preceding sentence.

                  11.6.7 Any Party may initiate an arbitration proceeding under this Section 11.6 by written notice to the other Party of his or its intention to arbitrate, specifying the dispute or controversy to be arbitrated, the amount involved and the remedy sought, and by filing with the Dallas, Texas office of JAMS a copy of said notice together with a copy of this Agreement and the fee specified in the JAMS fee schedule. In no event shall a demand for arbitration be made after the date when institution of legal or equitable proceedings based on the claim, dispute or other matter in question would be barred by the applicable statute of limitations.

                  11.6.8 This agreement to arbitrate shall be specifically enforceable under applicable law in any court of competent jurisdiction. The award rendered by the arbitrator shall be final and judgment may be entered in accordance with applicable law and in any court having jurisdiction thereof.

                  11.6.9 Notwithstanding anything contained in this Agreement elsewhere to the contrary, and unless modified by the arbitrator upon a showing of good cause, the arbitration shall proceed upon the following schedule: (i) within 30 days from the service of the notice of the request to arbitrate, the parties shall select the arbitrator;
         (ii) within 30 days after selection of the arbitrator, the parties shall conduct a pre-arbitration conference at which a schedule of pre-arbitration discovery shall be set, all pre-arbitration motions scheduled and any other necessary pre-arbitration matters decided;
         (iii) all discovery shall be completed within four months following the pre-arbitration conference; (iv) all pre-arbitration motions shall be filed and briefed so that they may be heard no later than one month following the discovery cut-off; (v) the arbitration shall be scheduled to commence no later than 30 days after the decision on all pre-arbitration motions but in any event no later than six months following the service of the notice of arbitration; and (vi) the arbitrator shall render his written decision within 30 days following the submission of the matter.

                  11.6.10 Any monetary award of the arbitrator may include interest at the highest prime rate, as published in the Wall Street Journal, plus two percent, which interest shall accrue from the date the claim, dispute or other matter in question was rightfully due and payable under this agreement until the date the award is paid to the prevailing party. The arbitrator may also grant such equitable relief as the arbitrator deems appropriate.

                  11.6.11 No provision of this Section 11.6 shall limit the right of any Party to this Agreement to exercise self-help remedies or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after, or during the pendency of any arbitration or other proceeding. The exercise of such remedy does not waive the right of any party to resort to arbitration.

         Section 11.7 Entire Agreement. This Agreement, together with all Exhibits and Schedules attached hereto, constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof, and supersede all prior agreements, understandings, inducements or conditions, express or implied, oral or written, relating to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of trade inconsistent with any of the terms hereof. This Agreement has been prepared by all of the parties hereto, and no inference of ambiguity against the drafter of a document therefore applies against any party hereto.

         Section 11.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

         Section 11.9 Interpretation. Should any provision of this Agreement require interpretation by an arbitrator, the parties hereto agree that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party which itself or through its agent prepared the same, it being agreed that the agents of each party have participated in the preparation hereof.

         Section 11.10 Severability. In the event that one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall automatically be replaced with one that incorporates the original intent of the parties to the maximum extent permitted by law and the balance of the Agreement shall be enforced in accordance with its terms.

         Section 11.11 No Joint Venture. No provision of this Agreement shall create a joint venture between the parties hereto.

         Section 11.12 No Third Party Beneficiaries. No provision of this Agreement shall confer upon any person other than the parties hereto any rights or remedies hereunder.

                            [SIGNATURE PAGE FOLLOWS]

                   SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT



         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


        BUYER:                  BORDER MEDIA PARTNERS, LLC


                                    By: /s/ Thomas Castro
                                       ----------------------------------------
                                       Thomas Castro, President, CEO, &
                                       Vice Chairman of its Board of Managers




        SELLER:                SPANISH BROADCASTING SYSTEM, INC.

                                    By: /s/ Raul Alarcon, Jr.
                                       ----------------------------------------
                                        Raul Alarcon, Jr., President